SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            _______________________


                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                            ALPHA HOSPITALITY CORPORATION
              (Exact name of Registrant as specified in its charter)



           Delaware                               13-3714474
    (State of incorporation             (IRS Employer Identification
       or organization)                             Number)


     12 East 49th Street
 24th Floor
New York, New York        				   10017
  (Address of principal executive offices)             (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class                     Name of each exchange on which
  to be registered                      each class is to be registered
---------------------------------       ------------------------------

   New Common Stock*		                       Boston Stock Exchange
   New Common Stock*                         NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant
to General Instruction A.(c), check the following box   x

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box


* previously registered pursuant to Section 12(g) of the Exchange Act

Item 1.   Description of Registrant's Securities to be Registered.


          Alpha Hospitality Corporation (the "Registrant") is authorized to issue up to 75,000,000 shares of common stock (the "Common Stock"), par value $.01 per share, of which 24,140,759 are issued and outstanding, and preferred stock (the "Preferred Stock"), consisting of 5,000,000 shares of blank-check preferred stock, of which 821,496 shares of Series B, par value $.01 per share, 135,162 shares of Series C, par value $.01 per share, and 1,950 shares of Series D, par value $.01 per share have been designated, issued, and are outstanding.

          The Board of Directors of the Registrant has adopted resolutions authorizing a reverse 1 for 10 split of the outstanding common stock effective, immediately following the close of business on June 26, 2001. These resolutions have been duly approved by the Registrant's shareholders. The new shares of common stock to be issued and outstanding immediately following the effective date of the reverse split will have terms identical to the shares of the Common Stock outstanding immediately prior to the reverse split. The effect of the reverse split will be to reduce the number of shares outstanding by 90% (subject to rounding adjustments to avoid issuing fractional shares as a result of the reverse split).

          A description of the Common Stock is set forth under "Description of Securities" in Registrant's Registration Statement (beginning on page 71) on Form S-1/A (File No. 333-03606) (the
"Registration Statement") filed with the Commission on August 8, 1996 and such description is incorporated herein by reference.


Item 2.   Exhibits.

1.1 Annual Report for the Year 2000 filed with the Commission on Form 10K on April 2, 2001.

1.2 Quarterly Report filed on Form 10Q with the Commission on May 11, 2001.

2.1 Registration Statement filed on Form S-3 (File No.
333-45610) filed with the Commission on September
12,2000.

2.2	Registration Statement filed on Form S-3/A (File No.
333-33204) filed with the Commission on May 11,2000.

2.3	Registration Statement filed on Form S-3/A (File No.
333-39887) filed with the Commission on February 19, 1998.

2.4	Registration Statement filed on Form S-1/A (File No.
333-03606) filed with the Commission on August 8, 1996.

3.1 [Present] Amendment to Certificate of Incorporation

3.2 Certificate of Incorporation of Registrant as amended attached as an Exhibit to Form SB-2 (File No. 33-
64236) filed with the Commission on June 10, 1993 and as amended on September 30, 1993, October 25, 1993,
November 2, 1993 and November 4, 1993, which
Registration Statement became effective November 5,
1993. Such Registration Statement was further amended by Post Effective Amendment filed on August 20, 1999.

3.3 By-laws of Registrant as amended as an Exhibit to Form
SB-2 (File No. 33-64236) filed with the Commission on
June 10, 1993 and as amended on September 30, 1993,
October 25, 1993, November 2, 1993 and November 4,
1993, which Registration Statement became effective
November 5, 1993. Such Registration Statement was further amended by Post Effective Amendment filed on August 20, 1999.

4.1 Specimen certificate evidencing shares of Registrant's
New Common Stock



                                 SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              ALPHA HOSPITALITY CORPORATION

                              By: /s/ Stanley S. Tollman
                                  Stanley S. Tollman
                                  Chief Executive Officer


                              By: /s/ Robert Steenhuisen
                                  Robert Steenhuisen
                                  Chief Accounting Officer


Dated: June 20, 2001

EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF ALPHA HOSPITALITY CORPORATION


Pursuant to Section 242 of the General Corporation Law of the State of Delaware

ALPHA HOSPITALITY CORPORATION, (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify as follows:

FIRST: By unanimous written consent, the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Corporation's Certificate of Incorporation, declaring such amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that immediately following the close of business on June 26, 2001, a reverse stock split (the "Reverse Stock Split") of the Corporation's common stock, (the "Old Common Stock") par value $.01 per share, shall take place without any further action on the part of the holders thereof, whereby each ten (10) shares of Old Common Stock shall be combined into one validly issued share of new common stock (the "New Common Stock"), the par value of which shall remain unchanged. Fractional shares will be rounded up to the nearest whole number.

SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Corporation, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of votes as required by statute was cast in favor of the amendment.

THIRD: That this Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation on the 13th day of June, 2001 and affirms that the statements contained herein are true under the penalty of perjury.


	ALPHA HOSPITALITY CORPORATION


By: /s/ Stanley S. Tollman
        Stanley S. Tollman
        Chairman and President


ATTEST:

By: /s/ Thomas W. Aro
      		Thomas W. Aro
	      	Secretary

EXHIBIT 4.1



SPECIMEN CERTIFICATE